Exhibit 99.1

RELEASE:  IMMEDIATE

GETTY REALTY CORP. ANNOUNCES STOCK DIVIDEND

and

PROVIDES UPDATE REGARDING GETTY PETROLEUM MARKETING INC.

JERICHO, NY, September 23, 2011 — Getty Realty Corp. (NYSE-GTY) (the “Company”) announced that at the Board of Directors meeting held yesterday the Board declared a Common Stock dividend in the amount of $0.25 per share payable on October 13, 2011 to holders of record on October 4, 2011.

Although the Company’s largest tenant, Getty Petroleum Marketing Inc. (“Marketing”), is current on the payment of its monthly fixed rent obligations under the Master Lease and other leases with the Company (the “Marketing Leases”), the Company has received a notice (the “Notice”) from Marketing alleging that the Company is in default of certain of its obligations under its Master Lease by failing to perform certain environmental remediation. The Notice states that if the Company fails to cure the alleged default, Marketing intends to offset the full amount of its monthly rental payments due to the Company under the Master Lease for October and November 2011. The Company believes that the alleged default is wholly without merit and that the Company is in compliance with its environmental obligations.

The Company is evaluating its options regarding the Marketing Leases and Marketing’s obligations to the Company. The Company intends to aggressively pursue defaults by Marketing under the Marketing Leases and also take appropriate legal action to address the Notice served upon the Company by Marketing.

The Company cannot provide any assurance that Marketing will meet its rental or other obligations under the Marketing Leases.

For more information on the risks associated with the Company’s relationship with Marketing, see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s subsequent Quarterly Reports on Form 10-Q and as updated by the Company’s subsequent periodic reports filed under the Securities Exchange Act of 1934, as amended and the Company’s other filings made with the Securities and Exchange Commission.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of retail motor fuel and convenience store properties and petroleum distribution terminals. The Company owns and leases approximately 1,170 properties nationwide.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When the words “believes,” “intends,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact:	David B. Driscoll (516) 478-5478